                                                                    Exhibit 99.2

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had Inverness, including its previous acquisition of the Innovacon business, including the ABON facility, and Instant Technologies, Inc. ("Instant") been a consolidated company during the specified period. Pro forma results exclude adjustments related to our other acquisitions completed since January 1, 2006, as these acquisitions did not materially affect our results of operations.

     The unaudited pro forma condensed combined financial statements are based on the respective audited historical consolidated financial statements and the notes thereto of Inverness and its previous acquisition of the Innovacon business, including the ABON facility, after giving effect to the acquisition, as discussed in Note 1, using the purchase method of accounting and assumptions and adjustments described below and in the notes of the unaudited pro forma condensed combined financial statements. Actual operating results of the previous acquisition are included in Inverness' historical financial results only from the respective date of the acquisition.

     The historical Instant financial statements presented in the unaudited pro forma condensed combined financial statements represent Instant Technologies and OTC combined financial information, as this was the only business acquired, contained in the supplementary information included in the audited combined financial statements of Instant Technologies, Inc. and Affiliates for December 31, 2006 and 2005, as presented in Exhibit 99.1 to this Form 8-K/A.

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 assume that the previous acquisition of the Innovacon business, including the ABON facility, and the recent acquisition of Instant, as discussed in Note 1, occurred on January 1, 2006. The unaudited pro forma condensed combined balance sheet assumes that the Instant acquisition occurred on December 31, 2006. The historical Inverness balance sheet as of December 31, 2006 reflects the Innovacon business, including the ABON facility.

     The pro forma adjustments are based upon available information and certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that management of Inverness believes are reasonable in the circumstances.

     The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Inverness included in its Annual Report on Form 10-K, for the year ended December 31, 2006, as amended.

ACQUISITION OF THE INNOVACON BUSINESS, INCLUDING THE ABON FACILITY

     On March 31, 2006, we acquired the assets of ACON Laboratories' business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly-related products in the United States, Canada, Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand ("the Innovacon business"). The preliminary aggregate purchase price was approximately $93.9 million which consisted of $55.1 million in cash, 711,676 shares of our common stock with an aggregate fair value of $19.7 million, $9.1 million in estimated direct acquisition costs and an additional liability of $10.0 million payable to the sellers on the deferred payment date, pursuant to the purchase agreement.

     On May 15, 2006, as part of the Innovacon business we acquired a newly-constructed manufacturing facility in Hangzhou, China pursuant to the terms of our acquisition agreement with ACON Laboratories, Inc. and its affiliates. In connection with the acquisition of the new facility, we acquired ABON BioPharm (Hangzhou) Co., Ltd ("ABON"), the direct owner of the new factory and now our subsidiary. The preliminary aggregate purchase price was approximately $20.8 million which consisted of $8.8 million in cash and 417,446 shares of our common stock with an aggregate fair value of

$12.0 million. In addition, pursuant to the acquisition agreement, we made an additional payment of $4.1 million in cash as a result of the amount of cash acquired, net of indebtedness assumed, which increased the preliminary aggregate purchase price to $24.9 million.

     Subsequent, between August and November 2006, we made cash payments totaling $44.0 million and issued 742,128 shares of our common stock with an aggregate fair value of $21.3 million as various milestones were achieved. This brings the aggregate purchase price for the Innovacon business, including the ABON facility, to a total of $184.1 million.

     The Innovacon business and ABON facility financial information included in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 includes results of operations for the pre-acquisition period ended March 31, 2006 which is based on the historical pre-acquisition results of these entities.

ACQUISITION OF INSTANT

     On March 12, 2007, we acquired 75% of the issued and outstanding capital stock of Instant Technologies, Inc., a privately-owned Virginia corporation located in Norfolk, Virginia, for a preliminary aggregate purchase price of $43.8 million, consisting of approximately $30.7 million in cash, including approximately $0.1 million of direct acquisition costs, plus 313,888 shares of our common stock with a fair value of approximately $13.1 million. Instant primarily distributes rapid drugs of abuse diagnostic products that are used in the workplace, criminal justice or other testing markets.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2006
                      (IN OOOS, EXCEPT PER SHARE AMOUNTS)

                                                                                 PRO FORMA ADJUSTMENTS
                                                     ----------------------------------------------------------------------------
                                                                                                                        PRO FORMA
                                                      INVERNESS    INNOVACON    INNOVACON      INSTANT      INSTANT      COMBINED
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS   HISTORICAL   ADJUSTMENTS    COMPANY
                                                     ----------   ----------   -----------   ----------   -----------   ---------
Net product sales                                     $552,130     $13,447      $    --       $23,595      $(12,782)E   $576,390
Royalty and license revenue                             17,324          --           --            --            --       17,324
                                                      --------     -------      -------       -------      --------     --------
   Net revenue                                         569,454      13,447           --        23,595       (12,782)     593,714

Cost of sales                                          340,231       4,786        1,634 A      12,092       (12,782)E    346,998
                                                            --          --        1,037 B          --            --
                                                      --------     -------      -------       -------      --------     --------
      Gross profit                                     229,223       8,661       (2,671)       11,503            --      246,716
                                                      --------     -------      -------       -------      --------     --------
Operating expenses:
      Research and development                          53,666         322           --            --            --       53,988
      Selling, general and administrative expenses     165,688       3,522          770 B       6,626         1,985 F    177,565
                                                            --          --       (1,026)C          --            --
      Loss on dispositions, net                          3,498          --           --            --            --        3,498
                                                      --------     -------      -------       -------      --------     --------
                                                       222,852       3,844         (256)        6,626         1,985      235,051
                                                      --------     -------      -------       -------      --------     --------
      Operating income                                   6,371       4,817       (2,415)        4,877        (1,985)      11,665
Interest and other income (expense), net               (17,486)        (11)          --          (450)          136 G    (18,456)
                                                            --          --           --            --          (645)H
                                                      --------     -------      -------       -------      --------     --------
(Loss) Income before provision for income taxes        (11,115)      4,806       (2,415)        4,427        (2,494)      (6,791)
Provision for income taxes                               5,727          --           --            --            --        5,727
                                                      --------     -------      -------       -------      --------     --------
      Net (loss) income                               $(16,842)    $ 4,806      $(2,415)      $ 4,427      $ (2,494)    $(12,518)
                                                      ========     =======      =======       =======      ========     ========
Non-cash amortization of discounts and dividends
   on preferred stock                                       --          --           --            --            --           --
                                                      --------     -------      -------       -------      --------     --------
      Net (loss) income available to common
         stockholders - basic and diluted             $(16,842)    $ 4,806      $(2,415)      $ 4,427      $ (2,494)    $(12,518)
                                                      ========     =======      =======       =======      ========     ========
Net loss per common share:
      Basic and diluted                               $  (0.49)                                                         $  (0.35)
                                                      ========                                                          ========
Weighted average shares - basic and diluted             34,109                    1,008 D                       314 M     35,431
                                                      ========                  =======                    ========     ========

    The accoumpanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2006
                                 (IN THOUSANDS)

                                                                                        Pro Forma
                                                             Historical        -------------------------
                                                        --------------------                   Combined
                                                         Inverness   Instant   Adjustments      Company
                                                        ----------   -------   -----------    ----------
                        ASSETS

CURRENT ASSETS:
   Cash and short term investments                      $   71,104   $  266    $(37,659)I,J   $   33,711
   Accounts receivable, net of allowances                  100,388    2,438          --          102,826
   Inventory, net                                           78,322    5,783          --           84,105
   Deferred tax assets                                       5,332       --          --            5,332
   Prepaid expenses and other current assets                20,398      566          --           20,964
                                                        ----------   ------    --------       ----------
      TOTAL CURRENT ASSETS                                 275,544    9,053     (37,659)         246,938

Property, plant and equipment, net                          82,312      151          --           82,463
Goodwill, trademarks and other intangible assets, net      679,002      268      44,610 K        723,880
Deferred financing costs, net, and other assets             48,835        2          --           48,837
Deferred tax assets                                             78       --          --               78
                                                        ----------   ------    --------       ----------
      TOTAL ASSETS                                      $1,085,771   $9,474    $  6,951       $1,102,196
                                                        ==========   ======    ========       ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                    $    7,504   $3,106    $ (3,106)J     $    7,504
   Current portion of capital lease obligations                584       --          --              584
   Accounts payable                                         46,342    2,947          --           49,289
   Accrued expenses and other current liabilities           87,801      344          --           88,145
                                                        ----------   ------    --------       ----------
      TOTAL CURRENT LIABILITIES                            142,231    6,397      (3,106)         145,522
                                                        ----------   ------    --------       ----------

LONG-TERM LIABILITIES:
   Long-term debt                                          194,473    3,833      (3,833)J        194,473
   Capital lease obligations                                   415       --          --              415
   Deferred tax liabilities                                 23,984       --          --           23,984
   Other long-term liabilities                              10,530       --          --           10,530
                                                        ----------   ------    --------       ----------
      TOTAL LONG-TERM LIABILITIES                          229,402    3,833      (3,833)         229,402
                                                        ----------   ------    --------       ----------

STOCKHOLDERS' EQUITY:
   Preferred stock                                              --       --          --               --
   Common stock                                                 39        9          (9)L,M           39

   Additional paid-in capital                              826,987       --      13,134 M        840,121
   Treasury stock                                                       (24)         24 L             --
   Accumulated deficit                                    (127,069)    (741)        741 L       (127,069)
   Accumulated other comprehensive income                   14,181       --          --           14,181
                                                        ----------   ------    --------       ----------
      TOTAL STOCKHOLDERS' EQUITY                           714,138     (756)     13,890          727,272
                                                        ----------   ------    --------       ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $1,085,771   $9,474    $  6,951       $1,102,196
                                                        ==========   ======    ========       ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 BASIS OF PRESENTATION AND PURCHASE PRICES

     Included in the accompanying unaudited pro forma condensed combined financial statements are the historical results of Inverness and the Innovacon business, including the ABON facility, as defined below, and the historical consolidated results of Instant Technologies and OTC. ("Instant").

     The historical results of operations for Instant have been derived from the supplemental information contained in the combined financial statement of Instant Technologies and Affiliates for the years ended December 31, 2006, as certain entities included within those combined financial statements were not acquired by Inverness. The unaudited pro forma combined balance sheet assumes that the pro forma events occurred on December 31, 2006.

Preliminary Instant Purchase Price

     The following represents the preliminary allocation of the estimated purchase price for our acquisition of the acquired assets and assumed liabilities of Instant as of the date of the pro forma condensed combined balance sheet, and is for illustrative purposes only. Assuming the transaction had occurred on December 31, 2006, the estimated purchase price allocation for the acquisition of Instant would have been as follows:

                                    (IN THOUSANDS)
                                    --------------
Cash.............................      $   266
Accounts receivable..............        2,438
Inventory........................        5,783
Other assets.....................          568
Property and equipment...........          151
Customer relationships...........       10,000
Trademarks.......................        2,500
Goodwill.........................       32,378
Current portion long-term debt...       (3,106)
Accounts payable.................       (2,947)
Accrued expenses.................         (344)
Long-term debt...................       (3,833)
                                       -------
                                       $43,854
                                       =======

     The estimated purchase price consisted of approximately $30.7 million of cash and 313,888 shares of our common stock, with a fair value of $13.1 million.

     Immediately subsequent to the acquisition, we repaid the outstanding principal and accrued interest balances related to the debt we assumed in the transaction, totaling approximately $4.9 million.

     The purchase price allocation for the acquisition of Instant is preliminary and is subject to adjustment upon finalization of the purchase accounting as of the date of consummation of the acquisition. We have estimated that approximately $12.5 million of the preliminary excess purchase price will be assigned to customer lists and trademarks, both having a useful life of ten years. The final allocation of the excess of the purchase price over the fair value of the net assets acquired could differ materially.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                   (CONTINUED)

NOTE 1 BASIS OF PRESENTATION AND PURCHASE PRICES (CONTINUED)

The Innovacon Business, including the ABON Facility

     On March 31, 2006, we acquired the assets of ACON Laboratories' business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly-related products in the United States, Canada, Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand ("the Innovacon business"). The preliminary aggregate purchase price was approximately $93.9 million which consisted of $55.1 million in cash, 711,676 shares of our common stock with an aggregate fair value of $19.7 million, $9.1 million in estimated direct acquisition costs and an additional liability of $10.0 million payable to the sellers on the deferred payment date, pursuant to the purchase agreement.

     On May 15, 2006, as part of the Innovacon business we acquired a newly-constructed manufacturing facility in Hangzhou, China pursuant to the terms of our acquisition agreement with ACON Laboratories, Inc. and its affiliates. In connection with the acquisition of the new facility, we acquired ABON BioPharm (Hangzhou) Co., Ltd ("ABON"), the direct owner of the new factory and now our subsidiary. The preliminary aggregate purchase price was approximately $20.8 million which consisted of $8.8 million in cash and 417,446 shares of our common stock with an aggregate fair value of $12.0 million. In addition, pursuant to the acquisition agreement, we made an additional payment of $4.1 million in cash as a result of the amount of cash acquired, net of indebtedness assumed, which increased the preliminary aggregate purchase price to $24.9 million.

     Subsequent, between August and November 2006, we made cash payments totaling $44.0 million and issued 742,128 shares of our common stock with an aggregate fair value of $21.3 million as various milestones were achieved. This brings the aggregate purchase price for the Innovacon business, including the ABON facility to a total of $184.1 million.

     The aggregate purchase price for the Innovacon business, including the ABON facility discussed above, was allocated to the assets acquired and liabilities assumed at the date of acquisition as follows:

                                           (IN THOUSANDS)
                                           --------------
Cash....................................      $  8,403
Accounts receivable.....................        11,328
Inventories.............................         4,814
Property, plant and equipment, net......        10,274
Goodwill................................       112,116
Trademarks..............................           800
Customer relationships..................        27,700
Supply agreements.......................         3,300
Core technology.........................        16,200
Other assets............................         1,369
Accounts payable and accrued expenses...        (4,081)
Long-term debt..........................        (8,125)
                                              --------
                                              $184,098
                                              ========

     Goodwill generated from this acquisition is not deductible for tax purposes. We estimate the useful lives of the trademarks, customer relationships, supply agreements and product technology to be 10 years, 16.8 years and 17.8 years, 1.8 years and 7 years, respectively, and have included them in core technology and patents, net, and other intangible assets, net, respectively, in the accompanying consolidated balance sheets. The weighted average amortization period for the acquired intangible assets with finite lives is 12.7 years.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                   (CONTINUED)

NOTE 2 PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

     The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

A. Reflects estimated cost increase for products supplied under a contractual supply agreement.

B. Reflects amortization expense of the estimated value assigned to customer relationships, supply agreements and trademarks as discussed in Note 1, which intangible assets Inverness acquired in connection with the acquisition of the First Territory Business from ACON. No amortization expense was recorded on acquired goodwill in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142. The fair values of acquired intangible assets in connection with the acquisition of the First Territory Business and their respective useful lives are as follows:

                               FAIR VALUE           LIFE
                             --------------   ----------------
                             (IN THOUSANDS)
Goodwill..................      $112,116         Indefinite
Trademarks................           800          10 years
Customer relationships....        27,700      16.8- 17.8 years
Supply agreements.........         3,300          1.8 years
Core technology...........        16,200           7 years
                                --------
   Total intangibles......      $160,116
                                ========

----------
C. Reflects the reversal of legal fees incurred by ACON and Inverness in connection with pre-acquisition intellectual property litigation settled in connection with the acquisition.

D. Represents adjustment to the historical number of basic weighted average Inverness shares outstanding giving effect to the issuance of shares of Inverness common as part of the consideration to acquire and finance the Innovacon business, including the ABON facility, as if such transaction occurred on January 1, 2006.

E. Represents elimination of sales and related cost of sales between Innovacon and Instant.

F. Reflects the reversal of amortization expense recorded by Instant related to pre-acquisition intangible assets written off in connection with the acquisition of Instant, net of amortization related to estimated intangibles acquired (see Note 2k).

G. Reflects the reversal of interest expense incurred by Instant related to pre-acquisition debt which was repaid by Inverness in connection with the acquisition of Instant.

H. Represents the recording of minority interest expense related to the 25% ownership in Instant not acquired by Inverness.

I. Represents the cash consideration paid, including direct acquisition costs incurred, in connection with the acquisition of Instant.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                   (CONTINUED)

NOTE 2 PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (CONTINUED)

     J. Represents the repayment of Instant's outstanding loan balances, including accrued interest, in connection with the acquisition transaction.

     K. Reflects the recording of Inverness' intangible assets acquired and the resulting goodwill associated with the acquisition of Instant, net of the elimination of Instant's pre-existing goodwill and intangible assets.

               No amortization expense was recorded on acquired goodwill in accordance with SFAS No. 142. The estimated fair values of acquired intangible assets in connection with the acquisition of Instant and their respective useful lives are as follows:

                                     FAIR VALUE        LIFE
                                   --------------   ----------
                                   (IN THOUSANDS)
Goodwill........................       $32,378      Indefinite
Trademarks......................         2,500       10 years
Customer relationships..........        10,000       10 years
                                       -------
   Total intangibles acquired...       $44,878
                                       =======

----------
     L. Reflects the elimination of Instant's pre-existing common stock, treasury stock and accumulated deficit.

     M. Represents the issuance of 313,888 shares of common stock by Inverness at $41.84 per share in connection with the acquisition of Instant.

NOTE 3. PRO FORMA NET INCOME PER SHARE

     For the year ended December 31, 2006, the unaudited pro forma combined company basic and diluted net income per share amounts are calculated based on the weighted average number of Inverness common shares outstanding prior to the respective acquisitions plus the adjustments to such shares giving effect to the Inverness common shares issued upon the closings of the respective acquisitions and the related financings, as if such transactions occurred on January 1, 2006. Common stock equivalents resulting from the assumed exercise of Inverness's stock options or warrants are not included in the pro forma combined company diluted net income per share calculation for the year ended December 31, 2006, because inclusion thereof would be antidilutive.